Exhibit 99.1
For Immediate Release
April 11, 2007
GIBRALTAR COMPLETES ACQUISITON OF THE ASSETS OF
NORWESCO, NOLL MANUFACTURING, AND M&N PLASTICS
     BUFFALO, NEW YORK (April 11, 2007) — Gibraltar Industries, Inc. (NASDAQ: ROCK) today announced that it completed the purchase of the assets of NorWesCo, Noll Manufacturing, and M&N Plastics from The Employee Ownership Holding Company, which is wholly owned by the Employee Ownership Holding Company Employee Stock Ownership Plan and Trust.
     The companies, which have annual sales of approximately $60 million, operate manufacturing facilities in Fife, Washington; Portland, Oregon; and Stockton, California. With a history that dates back to 1936, they manufacture more than 4,000 products that serve the building, HVAC, and lawn and garden markets. They sell to leading retailers, building product distributors, roofing/concrete distributors, lumber yards, and contractors.
     Gibraltar Industries is a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets. The company serves a large number of customers in a variety of industries in all 50 states and throughout the world. It has approximately 4,000 employees and operates 89 facilities in 26 states, Canada, China, England, Germany, Mexico, and Poland. Gibraltar’s common stock is a component of the S&P SmallCap 600 and the Russell 2000® Index.
     Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates.

CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.
Gibraltar’s news releases, along with comprehensive information about Gibraltar, are available on the Internet, at http://www.gibraltar1.com.